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                                                                      EXHIBIT 3
                                                                      ---------

               [B.U.S. Environmental Services, Inc. Letterhead]





Mr. William E. Flaherty
Chairman and Chief Executive Officer
Horsehead Industries, Inc.
110 East 59th Street
New York, New York 10022
U.S.A.

                                 June 10, 1996

Dear Mr. Flaherty:

As stated in my letter of May 24, HRD has made a tender offer to purchase up to 1,751,600 shares of its common stock at $5.75 per share (the "Offer"). You, of course, have a copy of the Offer.

B.U.S. Environmental Services, Inc. desires to tender 2,885,000 shares of its HRD common stock in response to the Offer. Accordingly, I renew my request, set forth in my letter of May 24, that HII inform us as to whether
(1) it believes it is entitled to purchase these shares instead of HRD, and (2) it does in fact elect to purchase the shares at the price and on the terms and conditions set forth in the Offer.

You indicated in your May 31, 1996 letter that if we had a specific intention you would respond "at that time." Since, as you know, June 15 is the deadline for the Offer, your response is required as soon as possible.

Very truly yours,

B.U.S. Environmental Services, Inc.

/s/ DR. G. OKON
- ------------------------------------
    Dr. G. Okon
   -President-






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